EXHIBIT 99.1
Citizens Community Bancorp, Inc. Reports Earnings Per Share $0.45 Per Share in 1Q22;
Bank Capital Base Strengthened

EAU CLAIRE, WI, April 25, 2022 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $4.7 million and earnings per diluted share of $0.45 for the quarter ended March 31, 2022, compared to $6.1 million and $0.58 per diluted share for the quarter ended December 31, 2021, and $5.5 million and $0.50 per diluted share for the quarter ended March 31, 2021, respectively.
The Company’s first quarter 2022 operating results reflected the following expected changes from the fourth quarter of 2021: (1) loan interest income decreased largely due to lower net accretion of SBA PPP fees of $1 million as most of these loans repaid in 2021 and (2) a decrease in net gains on sale of investment securities of $0.9 million. Other changes in the quarter included an increase in interest income due to higher volume of loans, lower liability costs, a decrease in incentive compensation and the impact of higher mortgage servicing rights impairment reversals. These positive items were offset by the impact of two fewer days of interest income, the impact of lower yields on fourth quarter loan originations and lower gain on sale of loans.
Book value per share was $15.72 at March 31, 2022, compared to $16.27 at December 31, 2021, and $14.75 at March 31, 2021. Tangible book value per share (non-GAAP)1 was $12.40 at March 31, 2022, compared to $12.90 at December 31, 2021, and $11.39 at March 31, 2021. Book value per share increased $0.97 over the past 12 months, a 6.6% increase from March 31, 2021. Tangible book value per share increased $1.01 over the past 12 months, an 8.9% increase from March 31, 2021. The quarterly decrease in tangible book value per share was largely due to the shift to an unrealized loss in the available for sale securities portfolio of approximately $0.68 per share in the first quarter and the Company’s payment of the annual shareholder dividend in the first quarter of 2022 of $0.26 per share. These decreases were partially offset by net income.
“Loan balances decreased 1.5% in the quarter because of expected payoffs, contractual amortization and the seasonal decline in pipeline activity noted last quarter. Loan pipelines accelerated in the last half of the quarter and economic activity in our markets remained strong, which points to a resumption in loan growth. We are closely monitoring the effect of higher interest rates, inflation and supply chain delays on new construction projects, and have adjusted credit standards to prudently manage risk. Our expense base decreased from the linked quarter due to lower sales production incentives, which partially offset lower mortgage gain on sale income”, said Stephen Bianchi, Chairman, President and Chief Executive Officer.

March 31, 2022 Highlights: (as of or for the 3-month period ended March 31, 2022 compared to December 31, 2021 and March 31, 2021.)

•Quarterly earnings of $4.7 million, or $0.45 per diluted share for the quarter ended March 31, 2022, decreased from the quarter ended December 31, 2021, earnings of $6.1 million or $0.58 per diluted share, and decreased from the quarter ended March 31, 2021 earnings of $5.5 million or $0.50 per diluted share. Lower gain on sale of loans, service fees and loan related fees are largely the reason for the decrease from a year ago. Lower SBA PPP accretion compared to a year ago was offset by higher loan volumes and lower liability costs.

•In the first quarter ended March 31, 2022, the Company issued $35 million in subordinated debt with a 10-year maturity. The debt is non-callable for 5 years and reprices quarterly after 5 years at the 3 month Secured Overnight Financing Rate (“SOFR”) plus 3.29%. The Company intends to use a portion of the proceeds to call and repay the current outstanding $15 million, 6.75% subordinated debt in August 2022. In addition, the Company injected $15 million of capital into the bank subsidiary, Citizens Community Federal N.A., which bolstered the bank’s capital ratios and will support future loan growth. The Company also refinanced its $28.856 million senior debt, decreasing the principal to $23.25 million with quarterly interest-only payments due for the first three years and amortized with principal and interest payments over the next nine years.
•Interest expense on subordinated debt will increase approximately $300 thousand in the second quarter from first quarter levels as a full quarter of interest expense is realized, approximately $175 thousand in the third quarter from first quarter levels and approximately $50 thousand in the fourth quarter from first quarter levels as the existing subordinated debt is repaid. These impacts will be partially offset by lower interest expense of approximately $50 thousand in each of the second, third and fourth quarters due to the principal paydown of senior debt.

•Loan growth was negatively impacted by loan payoffs. Approximately $27 million of current quarter payoffs occurred in the originated loan portfolio resulting in a net decline of $1.1 million, excluding SBA PPP loans. Total loans, exclusive of SBA PPP loans, decreased $14.7 million for the quarter ended March 31, 2022. The acquired loan portfolio shrank $13.6 million. In addition, our SBA PPP portfolio decreased $6.7 million during the quarter and totaled $2.1 million at March 31, 2022.

•The net interest margin without SBA PPP net loan fee accretion and loan purchase accretion has increased each quarter over the past five quarters. For the quarter ended March 31, 2022, the net interest margin without SBA PPP net loan fee accretion and loan purchase accretion was 3.11% compared to 2.75% for the year earlier quarter and 3.09% versus the linked quarter.

•Stockholders’ equity as a percent of total assets was 9.32% at March 31, 2022, compared to 9.82% at December 31, 2021. Tangible common equity (“TCE”) as a percent of tangible assets (non-GAAP)1 was 7.50% at March 31, 2022, compared to 7.95% at December 31, 2021. This decrease is due to the payment of the annual shareholder dividend, the impact of modest asset growth, and an increase in unrealized losses in the available for sale portfolio, partially offset by net income.

•No loan loss provision was realized during the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021, due to lower CARES Act Section 4013 deferrals, low net charge-off or low net recoveries, decreases in criticized assets and improving economic conditions in our markets. The MSA unemployment rates in the two markets in which the Company operates were under the national average of 3.6% as of February 2022 and remain low compared to historical levels. This has led to improving trends for businesses most impacted by the pandemic and allowed the Company to reduce its general economic Q-Factor allocation in its allowance calculation. At March 31, 2022, the general economic Q-Factor has returned to pre-pandemic levels, and we expect to provide for loan growth, adjusted for changes in specific reserves levels and net charge offs going forward.

•The Bank’s COVID-19 related modifications under Section 4013 of the CARES Act decreased to $0.4 million, or 0.03% of gross loans at March 31, 2022, versus $6.6 million, or 0.5% of gross loans at December 31, 2021. At March 31, 2022, all COVID-19 related modifications were residential.

•The allowance for loan losses on originated loans, excluding SBA PPP loans, increased to 1.45% at March 31, 2022, from 1.43% at December 31, 2021. Since SBA PPP loans are guaranteed by the SBA, they are excluded from this reserve calculation. The allowance for loan losses to total loans increased to 1.30% at March 31, 2022, from 1.29% at December 31, 2021, and decreased from 1.41% at March 31, 2021. Additionally, loans resulting from Bank acquisitions were effectively marked to market value at the time of their acquisition and were also excluded from this reserve calculation.

•Nonperforming assets increased $0.4 million to $13.6 million at March 31, 2022, compared to $13.2 million one quarter earlier.

•Substandard loans increased modestly by $2 million to $24.8 million at March 31, 2022, compared to $22.8 million at December 31, 2021. The increase was largely due to loans totaling $5.2 million, which are primarily agricultural, that have started the workout process and were partially offset by the payoff of a $3.3 million accruing substandard TDR loan. Special mention loans decreased $2.7 million, partially due to the movement of $1.6 million of agricultural loans to substandard.

Balance Sheet and Asset Quality
Total assets increased $35.8 million during the quarter to $1.78 billion at March 31, 2022, compared to $1.74 billion at December 31, 2021. This growth was largely due to an increase in cash and cash equivalents which grew $36.7 million and was supported by new deposits totaling $40.8 million.
Securities available for sale decreased $15.2 million during the quarter ended March 31, 2022, to $187.9 million from $203.1 million at December 31, 2021. This decrease was primarily due to a reduced market value of the portfolio of $9.6 million associated with higher interest rates. The remaining decrease was due to the net reduction of the portfolio due to principal repayments.
Securities held to maturity increased $33.8 million to $104.9 million during the quarter ended March 31, 2022, from $71.1 million at December 31, 2021, primarily due to a net increase in agency mortgage-backed securities as purchases exceeded principal reductions.
Total loans receivable decreased by $20.8 million to $1.290 billion at March 31, 2022, from $1.311 billion as of December 31, 2021. The originated loan portfolio, before SBA PPP loans, decreased $1.1 million in the quarter as newly originated loans nearly offset prepayments and loan paydowns. Acquired loans decreased by $13.6 million and total SBA PPP loans decreased $6.7 million during the current quarter.
The allowance for loan losses was $16.8 million at March 31, 2022, representing 1.30% of total loans receivable compared to $16.9 million at December 31, 2021, or 1.29% of total loans receivable. Approximately 14.3% of the loan portfolio, excluding SBA loans at March 31, 2022, consists of loans purchased through whole bank acquisitions, resulting in these loans being recorded at fair market value at acquisition. The allowance for loan losses allocated to originated loans as a percent of originated loans excluding SBA PPP loans was 1.45% at March 31, 2022, compared to 1.43% at December 31, 2021. For the quarter ended March 31, 2022, the Bank had modest net charge offs of $95 thousand.

Allowance for Loan Losses Percentages
(in thousands, except ratios)

	March 31, 2022	December 31, 2021	September 30, 2021	March 31, 2021
Originated loans, net of deferred fees and costs	$1,106,409	$1,107,555	$1,006,159	$817,261
SBA PPP loans, net of deferred fees	2,032	8,457	29,753	115,920
Acquired loans, net of unamortized discount	181,734	194,951	212,742	258,945
Loans, end of period	$1,290,175	$1,310,963	$1,248,654	$1,192,126
SBA PPP loans, net of deferred fees	(2,032)	(8,457)	(29,753)	(115,920)
Loans, net of SBA PPP loans and deferred fees	$1,288,143	$1,302,506	$1,218,901	$1,076,206
Allowance for loan losses allocated to originated loans	$16,001	$15,830	$15,505	$15,028
Allowance for loan losses allocated to other loans	817	1,083	1,327	1,832
Allowance for loan losses	$16,818	$16,913	$16,832	$16,860
ALL as a percentage of loans, end of period	1.30%	1.29%	1.35%	1.41%
ALL as a percentage of loans, net of SBA PPP loans and deferred fees	1.31%	1.30%	1.38%	1.57%
ALL allocated to originated loans as a percentage of originated loans, net of deferred fees and costs	1.45%	1.43%	1.54%	1.84%
Nonperforming assets increased slightly to $13.6 million or 0.77% of total assets at March 31, 2022, compared to $13.2 million or 0.76% of total assets at December 31, 2021. This increase was due to the modest increase in accruing one to four family residential loans past due 90 days or more, which increased $0.2 million. Included in nonperforming assets at March 31, 2022, are $5.3 million of nonperforming loans acquired during recent whole-bank acquisitions and $1.4 million of OREO, currently under a purchase agreement to be sold, related to a branch facility from a whole-bank acquisition. Originated nonperforming assets were $7.0 million, or 0.39% of total assets for the most recent quarter. Over the past year, total criticized loans decreased 33% from $39.7 million at March 31, 2021, to $26.7 million at March 31, 2022. In the first quarter of 2022, a $3.0 million accruing substandard TDR loan was paid in full.

	(in thousands)
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Special mention loan balances	$1,849	$4,536	$2,548	$12,308	$13,659
Substandard loan balances	24,822	22,817	27,137	25,890	26,064
Criticized loans, end of period	$26,671	$27,353	$29,685	$38,198	$39,723
Deposits increased $40.7 million to $1.428 billion at March 31, 2022, from $1.388 billion at December 31, 2021. The increase was due in part to seasonal factors related to taxes and two large retail and one large commercial deposit. These large deposits totaling $19 million are approximately evenly split between retail and commercial deposits and are expected to decrease substantially over the next three quarters. Certificates of deposit balances decreased $30 million in the first quarter with some of those maturing deposits moving to money market accounts. The decrease in certificates of deposit account balances was due to the Company choosing not to match higher rate local retail certificate competition.
As of March 31, 2022, approximately 354 thousand shares remain available for repurchase under the share repurchase authorization and the bank repurchased 18 thousand shares in the quarter.

Review of Operations
Net interest income was $13.2 million for the first quarter ended March 31, 2022, compared to $14.4 million for the fourth quarter ended December 31, 2021, and $12.8 million for the quarter ended March 31, 2021. Compared to the fourth and first quarters of 2021, net interest income decreased due to lower SBA PPP accretion and lower accelerated accretion from payoff of certain PCI loans. In addition, compared to the fourth quarter of 2021, there were two fewer days of interest income.
The net interest margin (“NIM”) decreased to 3.25% in the first quarter ended March 31, 2022, compared to 3.50% for the fourth quarter ended December 31, 2021, and decreased from 3.31% for the quarter ended March 31, 2021. The decrease in NIM from the fourth quarter is largely due to lower net accretion of SBA PPP loans and purchase accretion, partially offset by the lower cost of deposits.
In comparison to the quarter ended March 31, 2021, the current quarter NIM of 3.25% decreased due to: (1) 39 basis points from lower SBA PPP net loan fee accretion, and (2) 4 basis points of lower acceleration of loan purchase accretion. The decrease was partially offset by lower deposit costs of 26 basis points, and a 13 basis point improvement from investing lower yielding cash into securities.

The table below shows the impact of accretion related to purchased credit impaired loans and SBA PPP loans on interest income and NIM.

Net interest income and net interest margin analysis:
(in thousands, except yields and rates)

	Three months ended
	March 31, 2022		December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
As reported	$13,167	3.25%	$14,384	3.50%	$13,688	3.34%	$12,831	3.22%	$12,764	3.31%
Less non-accretable difference realized as interest from payoff of purchased credit impaired (“PCI”) loans	$(26)	(0.01)%	$(2)	—%	$(8)	—%	$(37)	(0.01)%	$(58)	(0.02)%
Less accelerated accretion from payoff of certain PCI loans with transferred non-accretable differences	$(11)	—%	$(200)	(0.05)%	$(12)	—%	$—	—%	$(90)	(0.02)%
Less scheduled accretion interest	$(264)	(0.07)%	$(264)	(0.06)%	$(261)	(0.06)%	$(265)	(0.07)%	$(266)	(0.07)%
Without loan purchase accretion	$12,866	3.17%	$13,918	3.39%	$13,407	3.28%	$12,529	3.14%	$12,350	3.20%
Less SBA PPP net loan fee accretion	$(259)	(0.06)%	$(1,251)	(0.30)%	$(1,878)	(0.46)%	$(1,309)	(0.33)%	$(1,750)	(0.45)%
Without SBA PPP net loan fee accretion and loan purchase accretion	$12,607	3.11%	$12,667	3.09%	$11,529	2.82%	$11,220	2.81%	$10,600	2.75%

The table below lists the SBA PPP loans and net deferred loan fee accretion balances related to 2020 and 2021 SBA PPP loan originations:

	2020 Originations		2021 Originations		Total
	Balance	Net Deferred Fee Income	Balance	Net Deferred Fee Income	Balance	Net Deferred Fee Income
SBA PPP loans, January 1, 2021	$123,702	$2,991	$—	$—	$123,702	$2,991
2021 SBA PPP loan originations	—	—	47,467	1,770	47,467	1,770
Less: 2021 SBA PPP loan forgiveness and fee accretion	(52,238)	(1,706)	—	(44)	(52,238)	(1,750)
SBA PPP loans, March 31, 2021	71,464	1,285	47,467	1,726	118,931	3,011
2021 SBA PPP loan originations	—	—	8,323	1,715	8,323	1,715
Less: 2021 SBA PPP loan forgiveness and fee accretion	(50,057)	(977)	(2,272)	(332)	(52,329)	(1,309)
SBA PPP loans, June 30, 2021	21,407	308	53,518	$3,109	74,925	3,417
2021 SBA PPP loan originations	—	—	64	9	64	9
Less: 2021 SBA PPP loan forgiveness and fee accretion	(18,286)	(279)	(25,402)	(1,599)	(43,688)	(1,878)
SBA PPP Loans, September 30, 2021	3,121	29	28,180	1,519	31,301	1,548
2021 SBA PPP loan originations	—	—	—	—	—	—
Less: 2021 SBA PPP loan forgiveness and fee accretion	(993)	(25)	(21,553)	(1,226)	(22,546)	(1,251)
SBA PPP Loans, December 31, 2021	2,128	4	6,627	293	8,755	297
Less: 2022 SBA PPP loan forgiveness and fee accretion	(886)	(3)	(5,798)	(255)	(6,684)	(258)
SBA PPP loans, March 31, 2022	$1,242	$1	$829	$38	$2,071	$39
The Bank continued to manage deposit interest rates, primarily as interest rates on new and renewed certificates of deposit were lower than the previous quarter. In the first quarter, the Company’s overall CD portfolio cost of funds decreased 14 basis points from the fourth quarter of 2021 and 42 basis points from the first quarter of 2021. At March 31, 2022, the Bank had approximately $72.5 million of certificate of deposit accounts (“CD’s”) maturing in the second quarter of 2022 with a weighted average cost of approximately 1.50%.
There were no loan loss provisions for the quarter ended March 31, 2022, and the quarters ended December 31, 2021, and March 31, 2021. This is due to lower CARES Act Section 4013 deferrals, low net charge-off or net recovery activity, decreases in criticized assets and improving economic conditions in our markets to pre-pandemic levels. Continued improving economic conditions in our markets, as evidenced by unemployment rates below the national average in our two largest population centers, have resulted in improving overall economic trends for businesses.
Non-interest income decreased to $2.7 million in the quarter ended March 31, 2022 compared to $4.4 million in the quarter ended December 31, 2021 and decreased from $4.2 million in the quarter ended March 31, 2021. The decrease in the first quarter of 2022 compared to the fourth quarter of 2021 was largely due to a decrease in gain on sale of investment securities of $0.9 million due to no sales in the first quarter and a $0.5 million decrease in gain on sale of loans, largely due to lower mortgage originations. Loan servicing income and loan fees and service charges were also lower. Relative to the comparable quarter one year earlier, non-interest income was lower as a result of the following factors: (1) lower gain on sale of loans; (2) lower loan servicing income; and (3) lower loan fees and service charges.

Total non-interest expense decreased $0.8 million in the first quarter of 2022 to $9.7 million, compared to $10.5 million for the quarter ended December 31, 2021, and increased from $9.5 million for the quarter ended March 31, 2021. The decrease from the fourth quarter was largely due to: (1) a decrease in compensation, as incentives decreased based on performance, including lower loan originations; (2) lower mortgage servicing rights expensed due to higher reversals of previously recorded MSR impairment in the first quarter of 2022 of $0.57 million compared to fourth quarter of $0.15 million; and (3) a decrease in advertising, marketing and public relations as the Bank provided contributions to support community projects in the fourth quarter of 2021. The fair value of MSR is now greater than book value and there is no MSR impairment remaining. These decreases were partially offset by higher data processing expenses due to one-time credits recognized in the fourth quarter of 2021. In the first quarter of 2022, the Company purchased new market tax credits for $4.1 million. These tax credits, which are included in other assets, are being expensed in lock step with the related tax credit realization and will result in a lower tax rate.
Provisions for income taxes decreased to $1.5 million in the first quarter of 2022 from $2.2 million in the fourth quarter of 2021, due to lower pre-tax income and a lower tax rate due to the impact of the tax credits noted above. The tax credits are expected to be realized over the next seven years. The effective tax rate was 24.2% in the first quarter of 2022, compared to 26.7% the previous quarter and 26.1% for the comparable prior year quarter.
These financial results are preliminary until the Form 10-Q is filed in May 2022.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 25 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, ag operators and consumers, including residential mortgage loans.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “on pace,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include conditions in the financial markets and economic conditions generally; adverse impacts to the Company or Bank arising from the COVID-19 pandemic; acts of terrorism and political or military actions by the United States or other governments; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; higher lending risks associated with our commercial and agricultural banking activities; the sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; disintermediation risk; our ability to maintain our reputation; our ability to maintain or increase our market share; our ability to realize the benefits of net deferred tax assets; our inability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; our ability to attract and retain key personnel; our ability to keep pace with technological change; prevalence of fraud and other financial crimes; cybersecurity risks; the possibility that our internal controls and procedures could fail or be circumvented; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; restrictions on our ability to pay dividends; the potential volatility of our stock price; accounting standards for loan losses; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; public company reporting obligations; changes in federal or state tax laws; and changes in accounting principles, policies or guidelines and their impact on financial performance. Stockholders, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on March 2, 2022 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity are non-GAAP measures that eliminate the impact of goodwill, and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

(CZWI-ER)

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands, except shares and per share data)

	March 31, 2022 (unaudited)	December 31, 2021 (audited)	March 31, 2021 (unaudited)
Assets
Cash and cash equivalents	$84,364	$47,691	$196,039
Other interest-bearing deposits	1,511	1,511	2,016
Securities available for sale “AFS”	187,905	203,068	185,160
Securities held to maturity “HTM”	104,894	71,141	57,419
Equity investments	1,291	1,328	297
Other investments	15,084	15,305	15,069
Loans receivable	1,290,176	1,310,963	1,192,126
Allowance for loan losses	(16,818)	(16,913)	(16,860)
Loans receivable, net	1,273,358	1,294,050	1,175,266
Loans held for sale	2,528	6,670	2,267
Mortgage servicing rights, net	4,614	4,161	3,999
Office properties and equipment, net	21,393	21,169	21,081
Accrued interest receivable	4,179	3,916	5,464
Intangible assets	3,499	3,898	5,095
Goodwill	31,498	31,498	31,498
Foreclosed and repossessed assets, net	1,368	1,408	85
Bank owned life insurance (“BOLI”)	24,464	24,312	23,837
Other assets	13,519	8,502	7,702
TOTAL ASSETS	$1,775,469	$1,739,628	$1,732,294
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,428,223	$1,387,535	$1,380,202
Federal Home Loan Bank (“FHLB”) advances	85,530	111,527	115,481
Other borrowings	87,062	58,426	58,354
Other liabilities	9,160	11,274	17,595
Total liabilities	1,609,975	1,568,762	1,571,632
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 10,526,781; 10,502,442 and 10,893,872 shares issued and outstanding, respectively	105	105	109
Additional paid-in capital	119,789	119,925	123,766
Retained earnings	52,562	50,675	35,783
Accumulated other comprehensive (loss) income	(6,962)	161	1,004
Total stockholders’ equity	165,494	170,866	160,662
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,775,469	$1,739,628	$1,732,294
        Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31, 2022 (unaudited)	December 31, 2021 (unaudited)	March 31, 2021 (unaudited)
Interest and dividend income:
Interest and fees on loans	$13,767	$15,158	$14,517
Interest on investments	1,609	1,604	1,103
Total interest and dividend income	15,376	16,762	15,620
Interest expense:
Interest on deposits	1,068	1,261	1,714
Interest on FHLB borrowed funds	311	388	411
Interest on other borrowed funds	830	729	731
Total interest expense	2,209	2,378	2,856
Net interest income before provision for loan losses	13,167	14,384	12,764
Provision for loan losses	—	—	—
Net interest income after provision for loan losses	13,167	14,384	12,764
Non-interest income:
Service charges on deposit accounts	488	470	398
Interchange income	549	577	530
Loan servicing income	701	762	893
Gain on sale of loans	722	1,268	1,595
Loan fees and service charges	92	158	278
Net gains (losses) on investment securities	(37)	879	235
Other	198	293	247
Total non-interest income	2,713	4,407	4,176
Non-interest expense:
Compensation and related benefits	5,398	5,987	5,569
Occupancy	1,365	1,384	1,316
Data processing	1,301	1,186	1,370
Amortization of intangible assets	399	399	399
Mortgage servicing rights expense, net	(327)	163	(450)
Advertising, marketing and public relations	212	409	163
FDIC premium assessment	115	156	165
Professional services	402	350	502
Gains on repossessed assets, net	(7)	(50)	(117)
New market tax credit depletion	163	—	—
Other	647	541	572
Total non-interest expense	9,668	10,525	9,489
Income before provision for income taxes	6,212	8,266	7,451
Provision for income taxes	1,506	2,209	1,945
Net income attributable to common stockholders	$4,706	$6,057	$5,506
Per share information:
Basic earnings	$0.45	$0.58	$0.50
Diluted earnings	$0.45	$0.58	$0.50
Cash dividends paid	$0.26	$—	$0.23
Book value per share at end of period	$15.72	$16.27	$14.75
Tangible book value per share at end of period (non-GAAP)	$12.40	$12.90	$11.39
Note: Certain items previously reported were reclassified for consistency with the current presentation.

Loan Composition (in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Originated Loans:
Commercial/Agricultural real estate:
Commercial real estate	$575,289	$578,395	$365,603
Agricultural real estate	52,683	52,372	38,140
Multi-family real estate	175,471	174,050	111,503
Construction and land development	86,997	78,613	83,936
C&I/Agricultural operating:
Commercial and industrial	108,422	107,937	76,693
Agricultural operating	24,020	26,202	21,149
Residential mortgage:
Residential mortgage	59,875	63,855	82,285
Purchased HELOC loans	3,487	3,871	5,291
Consumer installment:
Originated indirect paper	14,508	15,971	23,186
Other consumer	7,842	8,473	10,951
Originated loans before SBA PPP loans	1,108,594	1,109,739	818,737
SBA PPP loans	2,071	8,755	118,931
Total originated loans	$1,110,665	$1,118,494	$937,668
Acquired Loans:
Commercial/Agricultural real estate:
Commercial real estate	$114,485	$120,070	$149,586
Agricultural real estate	23,033	26,123	32,427
Multi-family real estate	4,016	4,299	7,485
Construction and land development	883	907	6,796
C&I/Agricultural operating:
Commercial and industrial	12,600	14,230	19,240
Agricultural operating	4,737	5,386	7,101
Residential mortgage:
Residential mortgage	24,898	27,135	40,046
Consumer installment:
Other consumer	349	401	913
Total acquired loans	$185,001	$198,551	$263,594
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$689,774	$698,465	$515,189
Agricultural real estate	75,716	78,495	70,567
Multi-family real estate	179,487	178,349	118,988
Construction and land development	87,880	79,520	90,732
C&I/Agricultural operating:
Commercial and industrial	121,022	122,167	95,933
Agricultural operating	28,757	31,588	28,250
Residential mortgage:
Residential mortgage	84,773	90,990	122,331
Purchased HELOC loans	3,487	3,871	5,291
Consumer installment:
Originated indirect paper	14,508	15,971	23,186
Other consumer	8,191	8,874	11,864
Gross loans before SBA PPP loans	1,293,595	1,308,290	1,082,331
SBA PPP loans	2,071	8,755	118,931
Gross loans	$1,295,666	$1,317,045	$1,201,262
Unearned net deferred fees and costs and loans in process	(2,223)	(2,482)	(4,487)
Unamortized discount on acquired loans	(3,267)	(3,600)	(4,649)
Total loans receivable	$1,290,176	$1,310,963	$1,192,126

Nonperforming Originated and Acquired Assets
(in thousands, except ratios)

	March 31, 2022 and Three Months Ended	December 31, 2021 and Three Months Ended	March 31, 2021 and Three Months Ended
Nonperforming assets:
Originated nonperforming assets:
Nonaccrual loans	$6,602	$6,448	$2,344
Accruing loans past due 90 days or more	398	63	391
Total originated nonperforming loans (“NPL”)	7,000	6,511	2,735
Other real estate owned (“OREO”)	—	—	—
Other collateral owned	8	2	28
Total originated nonperforming assets (“NPAs”)	$7,008	$6,513	$2,763
Acquired nonperforming assets:
Nonaccrual loans	$5,256	$5,217	$6,335
Accruing loans past due 90 days or more	—	97	145
Total acquired nonperforming loans (“NPL”)	5,256	5,314	6,480
Other real estate owned (“OREO”)	1,360	1,406	57
Other collateral owned	—	—	—
Total acquired nonperforming assets (“NPAs”)	$6,616	$6,720	$6,537
Total nonperforming assets (“NPAs”)	$13,624	$13,233	$9,300
Loans, end of period	$1,290,176	$1,310,963	$1,192,126
Total assets, end of period	$1,775,469	$1,739,628	$1,732,294
Ratios:
Originated NPLs to total loans	0.54%	0.50%	0.23%
Acquired NPLs to total loans	0.41%	0.41%	0.54%
Originated NPAs to total assets	0.40%	0.37%	0.16%
Acquired NPAs to total assets	0.37%	0.39%	0.38%

Nonperforming Total Assets
(in thousand, except ratios)

	March 31, 2022 and Three Months Ended	December 31, 2021 and Three Months Ended	March 31, 2021 and Three Months Ended
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$5,503	$5,374	$760
Agricultural real estate	3,454	3,490	4,511
Construction and land development	129	—	—
Commercial and industrial (“C&I”)	284	298	391
Agricultural operating	1,064	993	764
Residential mortgage	1,334	1,433	2,167
Consumer installment	90	77	86
Total nonaccrual loans	$11,858	$11,665	$8,679
Accruing loans past due 90 days or more	398	160	536
Total nonperforming loans (“NPLs”)	12,256	11,825	9,215
Foreclosed and repossessed assets, net	1,368	1,408	85
Total nonperforming assets (“NPAs”)	$13,624	$13,233	$9,300
Troubled Debt Restructurings (“TDRs”)	$10,231	$12,523	$17,442
Nonaccrual TDRs	$4,586	$4,539	$5,690
Loans, end of period	$1,290,176	$1,310,963	$1,192,126
Total assets, end of period	$1,775,469	$1,739,628	$1,732,294
Ratios:
NPLs to total loans	0.95%	0.90%	0.77%
NPAs to total assets	0.77%	0.76%	0.54%

Deposit Composition
(in thousands)

	March 31, 2022	December 31, 2021	March 31, 2021
Non-interest bearing demand deposits	$269,481	$276,631	$257,042
Interest bearing demand deposits	423,251	396,231	352,302
Savings accounts	241,072	222,674	222,448
Money market accounts	321,409	288,985	258,942
Certificate accounts	173,010	203,014	289,468
Total deposits	$1,428,223	$1,387,535	$1,380,202

Average balances, Interest Yields and Rates
(in thousands, except yields and rates)

	Three months ended March 31, 2022			Three months ended December 31, 2021			Three months ended March 31, 2021
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$35,208	$13	0.15%	$45,758	$15	0.13%	$129,642	$29	0.09%
Loans receivable	1,304,141	13,767	4.28%	1,271,956	15,158	4.73%	1,213,562	14,517	4.85%
Interest bearing deposits	1,511	8	2.15%	1,512	8	2.10%	3,437	20	2.36%
Investment securities (1)	288,261	1,416	1.99%	296,444	1,404	1.88%	202,981	885	1.77%
Other investments	15,258	172	4.57%	15,081	177	4.66%	15,038	169	4.56%
Total interest earning assets (1)	$1,644,379	$15,376	3.79%	$1,630,751	$16,762	4.08%	$1,564,660	$15,620	4.05%
Average interest bearing liabilities:
Savings accounts	$224,557	$94	0.17%	$217,460	$92	0.17%	$197,647	$83	0.17%
Demand deposits	410,890	217	0.21%	384,477	259	0.27%	330,674	251	0.31%
Money market accounts	299,004	216	0.29%	288,683	207	0.28%	254,120	202	0.32%
CD’s	161,203	464	1.17%	183,137	607	1.31%	266,044	1,043	1.59%
IRA’s	37,067	77	0.84%	38,453	96	0.99%	40,877	135	1.34%
Total deposits	$1,132,721	$1,068	0.38%	$1,112,210	$1,261	0.45%	$1,089,362	$1,714	0.64%
FHLB advances and other borrowings	166,118	1,141	2.79%	170,475	1,117	2.60%	180,635	1,142	2.56%
Total interest bearing liabilities	$1,298,839	$2,209	0.69%	$1,282,685	$2,378	0.74%	$1,269,997	$2,856	0.91%
Net interest income		$13,167			$14,384			$12,764
Interest rate spread			3.10%			3.34%			3.14%
Net interest margin (1)			3.25%			3.50%			3.31%
Average interest earning assets to average interest bearing liabilities			1.27			1.27			1.23

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021. The FTE adjustment to net interest income included in the rate calculations totaled $1, $0 and $1 thousand for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

The following table reports key financial metric ratios based on a net income basis:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Ratios based on net income:
Return on average assets (annualized)	1.09%	1.37%	1.33%
Return on average equity (annualized)	11.38%	14.29%	13.97%
Return on average tangible common equity[1] (annualized)	15.32%	19.00%	19.11%
Efficiency ratio	58%	57%	54%
Net interest margin with loan purchase accretion	3.25%	3.50%	3.31%
Net interest margin without loan purchase accretion	3.17%	3.39%	3.20%

Reconciliation of tangible book value per share (non-GAAP)
(in thousands, except per share data)

Tangible book value per share at end of period	March 31, 2022	December 31, 2021	March 31, 2021
Total stockholders’ equity	$165,494	$170,866	$160,662
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(3,499)	(3,898)	(5,095)
Tangible common equity (non-GAAP)	$130,497	$135,470	$124,069
Ending common shares outstanding	10,526,781	10,502,442	10,893,872
Book value per share	$15.72	$16.27	$14.75
Tangible book value per share (non-GAAP)	$12.40	$12.90	$11.39

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	March 31, 2022	December 31, 2021	March 31, 2021
Total stockholders’ equity	$165,494	$170,866	$160,662
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(3,499)	(3,898)	(5,095)
Tangible common equity (non-GAAP)	$130,497	$135,470	$124,069
Total Assets	$1,775,469	$1,739,628	$1,732,294
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(3,499)	(3,898)	(5,095)
Tangible Assets (non-GAAP)	$1,740,472	$1,704,232	$1,695,701
Total stockholders’ equity to total assets ratio	9.32%	9.82%	9.27%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.50%	7.95%	7.32%

Reconciliation of Return on Average Tangible Common Equity (non-GAAP)
(in thousands, except ratios)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Total stockholders’ equity	$165,494	$170,866	$160,662
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(3,499)	(3,898)	(5,095)
Tangible common equity (non-GAAP)	$130,497	$135,470	$124,069
Average tangible common equity (non-GAAP)	$132,550	$132,569	$123,088
GAAP earnings after income taxes	$4,706	$6,057	$5,506
Amortization of intangible assets, net of tax	302	$292	295
Tangible net income	$5,008	$6,349	$5,801
Return on average tangible common equity (annualized)	15.32%	19.00%	19.11%

Reconciliation of Efficiency Ratio
(in thousands, except ratios)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Non-interest expense (GAAP)	$9,668	$10,525	$9,489
Less amortization of intangibles	(399)	(399)	(399)
Efficiency ratio numerator (GAAP)	$9,269	$10,126	$9,090

Non-interest income	2,713	4,407	4,176
Loss (Gain) on investment securities	37	(879)	(235)
Net interest margin	13,167	14,384	12,764
Efficiency ratio denominator (GAAP)	$15,917	$17,912	$16,705
Efficiency ratio (GAAP)	58%	57%	54%

1Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on tangible common equity are non-GAAP measures that management believes enhances investors’ ability to better understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)”, “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”, and “Reconciliation of return on average tangible common equity)”.